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                                                                    Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-62739) of United Stationers Inc. and in the related Prospectus of our report dated January 23, 1995 (except with respect to the matters discussed in Note 1 as to which the date is February 13, 1995) on the consolidated financial statements and schedule of Associated Holdings, Inc. as of December 31, 1994 and for the years ended December 31, 1994 and 1993 and to all references to our Firm included in the Annual Report (Form 10-K) of United Stationers Inc. for the year ended December 31, 1995.



                                                   /s/Arthur Andersen  LLP


Chicago, Illinois
March 28, 1996